Exhibit 5.1

May 21, 2015

WPX Energy, Inc.

One Williams Center, Suite 3800

Tulsa, OK 74172

Re:	WPX Energy, Inc.

Registration Statement on Form S-8

Ladies and Gentlemen:

I have examined the Registration Statement on Form S-8 (the “Registration Statement”), of WPX Energy, Inc., a Delaware corporation (the “Company”), filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended, in connection with the registration of 10,000,000 shares of the Company’s Common Stock, par value $.01 per share, (the “Shares”), to be issued pursuant to the WPX Energy, Inc. 2013 Incentive Plan, as amended (the “Plan”).

In my capacity as counsel, I have examined the actions taken in connection with the issuance of the Shares and related corporate and other records of the Company that I considered appropriate.

On the basis of such examination and consideration of those questions of law I considered relevant, it is my opinion that the Shares have been duly authorized by all necessary corporate action on the part of the Company and, when issued and delivered against payment therefore in accordance with the terms of the Plan, will be validly issued, fully paid and non-assessable.

I consent to the filing of this opinion as an exhibit to the Registration Statement, and further consent to the use of my name wherever appearing in the Registration Statement. In giving such consent, I do not hereby admit that I am acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Commission thereunder.

Very truly yours,

/s/ Stephen E. Brilz

Stephen E. Brilz
Vice President and Corporate Secretary
WPX Energy, Inc.

3500 One Williams Center    |    Tulsa, OK 74172-0135    |    855.WPX.2012 Tel    |    www.wpxenergy.com